Exhibit 99.1

JAKKS Pacific Reports First Quarter 2021 Financial Results

Strong Sales Increase, Margin Expansion and Operating Cost Leverage Drive Significant Improvement in Results

SANTA MONICA, Calif.--(BUSINESS WIRE)--April 28, 2021--JAKKS Pacific, Inc. (NASDAQ: JAKK) today reported financial results for the first quarter ended March 31, 2021.

First Quarter 2021 Overview:

  Net sales were $83.8 million, up 26% compared to $66.6 million last year
  Highest year-over-year first quarter sales growth since Q1 2015
  Gross margin of 31.1%, up 650 basis points vs. Q1 2020
  Highest Q1 gross margin percentage since 2017
  Net loss attributable to common stockholders of $24.4 million compared to a net loss attributable to common stockholders of $12.3 million in Q1 2020
  Adjusted net loss attributable to common stockholders (a non-GAAP measure) of $9.5 million, compared to an adjusted net loss attributable to common stockholders of $21.9 million in Q1 2020
  Adjusted EBITDA (a non-GAAP measure) was negative $2.4 million, compared to negative $13.9 million in the first quarter of 2020
  Trailing twelve month adjusted EBITDA of $39.5 million (7.4% of net sales) up 79% from $22.1 (3.7% of net sales) in the trailing twelve months ended March 2020

Management Commentary

JAKKS Chairman and CEO Stephen Berman stated, “We had an excellent beginning to 2021, with strong sales growth in many product lines, a healthy increase in gross margins, and tight cost controls. We delivered the best first quarter operating results since 2015, with significant improvement in sales, gross margin, adjusted net income and adjusted EBITDA. These results reflect the efforts we have made to broaden our product line, reduce our operating costs and cut interest expense.

“During the quarter, we drove double-digit sales increases in all of our toy divisions: Boys, Girls and Seasonal. We saw strong sales of products tied to video games, including Nintendo, Sonic the Hedgehog and Apex: Legends, a near doubling of sales in Disney Princess, solid initial sales of Raya and the Last Dragon, and continued strength in Black & Decker. We also registered strong sales of our own brands such as Perfectly Cute and Redo Skateboards. These sales gains easily offset the expected sales decreases we saw in Frozen, Frozen 2, and Fly Wheels.

“We are especially pleased by our continued success in reducing our operating costs, as reflected by our strong increase in gross margin and lower SG&A costs. Looking toward the balance of the year, we expect to continue to benefit from lean retail inventories and lower operating costs. Our retail POS trends remain positive, and we have a well-balanced line of new and continuing products planned for the holiday season. As we have for our 27-year history, we will focus on proven play patterns and our partnerships with world-class license partners and highly recognizable brands.

“As 2021 unfolds, we expect to see a return to more normal patterns of shopping, gift-giving and celebrating Halloween. We believe we are set up very well for a year of increased sales, improved EBITDA and a strengthened financial position, which we expect to generate strong momentum and can position us well for 2022 and beyond.”

First Quarter 2021 Results

Net sales for the first quarter 2021 were $83.8 million up 26% versus $66.6 million last year. The increase was driven primarily by higher sales of products across our Toys/Consumer Products segment which were up 28% globally. Net sales of Disguise costumes were essentially flat compared to last year.

Gross profit in the first quarter of 2021 was $26.1 million or 31.1% of net sales, compared to $16.4 million or 24.6% of net sales in the prior year, driven by significantly improved product margins and lower royalty costs as a percent of sales. SG&A costs were $28.8 million, down from $32.3 million in the prior year. As a percent of net sales, SG&A costs were 34.4%, down from 48.6% in the prior year.

The net loss attributable to common stockholders was $24.4 million, or $4.54 per basic and diluted share, compared to a loss of $12.3 million, or $4.09 per basic and diluted share in the first quarter of 2020. Net loss in the first quarter of both 2021 and 2020 included several significant adjustments, including those related to changes in the fair value of convertible senior notes and preferred stock derivative liability and other adjustments. Excluding such adjustments in both years, the adjusted net loss attributable to common stockholders (a non-GAAP measure) was a loss of $9.5 million, or $1.77 per basic and diluted share in the first quarter of 2021 compared to a loss of $21.9 million or $7.23 per basic and diluted share in the first quarter of 2020. Adjusted EBITDA (a non-GAAP measure) was negative $2.4 million for the first quarter of 2021, compared to negative $13.9 million a year ago. For the trailing twelve months ended March 31, 2021, adjusted EBITDA was $39.5 million, up 79% compared to $22.1 million for the trailing twelve months ended March 31, 2020. (See note below on “Use of Non-GAAP Financial Information.”)

Cash and Cash Equivalents

The Company’s cash and cash equivalents (including restricted cash) totaled $84.1 million as of March 31, 2021 compared to $92.7 million as of December 31, 2020, and $44.0 million as of March 31, 2020.

Use of Non-GAAP Financial Information

In addition to the preliminary results reported in accordance with U.S. GAAP included in this release, the Company has provided certain non-GAAP financial information including Adjusted EBITDA which is a non-GAAP metric that excludes various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because the information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these financial measures enhances an investor’s ability to make period-to-period comparisons of the Company’s operating results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measures. See the attached “Reconciliation of Non-GAAP Financial Information.” “Total liquidity” is calculated as cash and cash equivalents, plus availability under the Company’s $60.0 million revolving credit facility.

Conference Call Live Webcast

JAKKS Pacific will webcast its first quarter earnings call at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time today. To listen to the live webcast and access the accompanying presentation slides, go to www.jakks.com/investors and click on the earnings website link under the Presentations tab at least 20 minutes prior to register, download and install any necessary audio software.

A replay of the call will be available on JAKKS’ website approximately two hours following completion of the call through May 5, 2021 ending at 8:00 p.m. Eastern Time/5:00 p.m. Pacific Time. The playback can be accessed by calling (888) 859-2056 or (404) 537-3406 for international callers, with passcode “2188217#” for both playback numbers.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. is a leading designer, manufacturer and marketer of toys and consumer products sold throughout the world, with its headquarters in Santa Monica, California. JAKKS Pacific’s popular proprietary brands include; Creepy Crawlers®, Eyeclops®, Fly Wheel®, Kitten Catfe™, Perfectly Cute®, ReDo Skateboard Co.®, WeeeDo™, Xtreme Power®, Disguise®, Maui®, Moose Mountain®, Kids Only!®; a wide range of entertainment-inspired products featuring premier licensed properties; and C’est Moi®, a New Generation of Clean Beauty®. Through JAKKS Cares, the company’s commitment to philanthropy, JAKKS is helping to make a positive impact on the lives of children. Visit us at www.jakks.com and follow us on Instagram (@jakkstoys), Twitter (@jakkstoys) and Facebook (JAKKS Pacific).

Forward-Looking Statements

This press release may contain “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS Pacific's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, or that the Recapitalization transaction or any future transactions will result in future growth or success of JAKKS. The “forward-looking statements” contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,		December 31,
	2021	2020	2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$80,406	$39,467	$87,953
Restricted cash	3,653	4,561	4,740
Accounts receivable, net	79,657	64,761	102,254
Inventory	36,653	48,233	38,642
Prepaid expenses and other assets	23,480	18,802	17,239
Total current assets	223,849	175,824	250,828

Property and equipment	115,068	122,095	114,045
Less accumulated depreciation and amortization	102,043	106,696	100,534
Property and equipment, net	13,025	15,399	13,511

Operating lease right-of-use assets, net	22,283	29,824	24,393
Goodwill	35,083	35,083	35,083
Intangibles and other assets, net	4,165	20,783	5,554
Total assets	$298,405	$276,913	$329,369

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued expenses	$59,540	$44,841	$79,799
Reserve for sales returns and allowances	39,499	31,743	42,108
Income taxes payable	175	347	484
Short term operating lease liabilities	10,109	9,592	9,925
Short term debt, net	6,721	1,905	5,950
Total current liabilities	116,044	88,428	138,266

Long term operating lease liabilities	14,475	23,120	16,883
Debt, non-current portion, net	154,960	169,397	150,410
Other liabilities	15,438	3,319	8,062
Income taxes payable	947	1,471	947
Deferred tax liability, net	123	226	123
Total liabilities	301,987	285,961	314,691

Preferred stock	2,066	790	1,740

Stockholders' equity (deficit):
Common stock, $.001 par value	6	36	6
Additional paid-in capital	227,113	200,248	221,590
Accumulated deficit	(221,509)	(195,187)	(197,423)
Accumulated other comprehensive loss	(12,504)	(16,056)	(12,446)
Total JAKKS Pacific, Inc. stockholders' equity (deficit)	(6,894)	(10,959)	11,727
Non-controlling interests	1,246	1,121	1,211
Total stockholders' equity (deficit)	(5,648)	(9,838)	12,938
Total liabilities, preferred stock and stockholders' equity (deficit)	$298,405	$276,913	$329,369

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2021	2020
	(In thousands, except per share data)

Net sales	$83,843	$66,557
Less cost of sales
Cost of goods	44,049	37,704
Royalty expense	12,511	11,475
Amortization of tools and molds	1,189	1,028
Cost of sales	57,749	50,207
Gross profit	26,094	16,350
Direct selling expenses	6,802	8,502
General and administrative expenses	21,411	22,980
Depreciation and amortization	604	854
Loss from operations	(2,723)	(15,986)
Other income (expense):
Income from joint ventures	-	2
Other income (expense), net	55	38
Change in fair value of convertible senior notes	(9,047)	7,675
Change in fair value of preferred stock derivative liability	(7,375)	2,082
Interest income	2	14
Interest expense	(4,875)	(5,547)
Loss before provision for income taxes	(23,963)	(11,722)
Provision for income taxes	88	276
Net loss	(24,051)	(11,998)
Net income attributable to non-controlling interests	35	40
Net loss attributable to JAKKS Pacific, Inc.	$(24,086)	$(12,038)
Net loss attributable to common stockholders	$(24,412)	$(12,345)
Loss per share - basic and diluted	$(4.54)	$(4.09)
Shares used in loss per share - basic and diluted	5,379	3,021

JAKKS Pacific, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Information (Unaudited)

Reconciliation of GAAP to Non-GAAP measures:

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA and Adjusted Net Income (Loss), which may be considered non-GAAP financial measures under the rules of the Securities and Exchange Commission. The non-GAAP financial measures included in the press release are reconciled to the corresponding GAAP financial measures below, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures. We define Adjusted EBITDA as income (loss) from operations before depreciation, amortization and adjusted for certain non-recurring and non-cash charges, such as reorganization expenses and restricted stock compensation expense. Net income (loss) is similarly adjusted and tax-effected to arrive at Adjusted Net Income (Loss). Adjusted EBITDA and Adjusted Net Income (Loss) are not recognized financial measures under GAAP, but we believe that they are useful in measuring our operating performance. We believe that the use of the non-GAAP financial measures enhances an overall understanding of the Company’s past financial performance, and provides useful information to the investor by comparing our performance across reporting periods on a consistent basis.

Investors should not consider these measures in isolation or as a substitute for net income, operating income, or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because these measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.

	Three Months Ended March 31,
	2021	2020
	(In thousands, except per share data)
EBITDA and Adjusted EBITDA
Net loss	$(24,051)	$(11,998)
Interest expense	4,875	5,547
Interest income	(2)	(14)
Provision for income taxes	88	276
Depreciation and amortization	1,793	1,882
EBITDA	(17,297)	(4,307)
Adjustments:
Income from joint ventures	-	(2)
Other income (expense), net	(55)	(38)
Restricted stock compensation expense	382	252
Change in fair value of convertible senior notes	9,047	(7,675)
Change in fair value of preferred stock derivative liability	7,375	(2,082)
Employee retention credit	(1,900)	-
Adjusted EBITDA	$(2,448)	$(13,852)

Adjusted net income (loss) attributable to common stockholders
Net loss attributable to common stockholders	$(24,412)	$(12,345)
Restricted stock compensation expense	382	252
Change in fair value of convertible senior notes	9,047	(7,675)
Change in fair value of preferred stock derivative liability	7,375	(2,082)
Employee retention credit	(1,900)	-
Tax impact of additional charges	-	-
Adjusted net loss attributable to common stockholders	$(9,508)	$(21,850)
Adjusted loss per share - basic and diluted	$(1.77)	$(7.23)
Shares used in adjusted loss per share - basic and diluted	5,379	3,021

Contacts

Gateway Investor Relations
Sean McGowan, (949) 574-3860
Managing Director
smcgowan@gatewayir.com

JAKKS Pacific
Jared Wolfson
(424) 268-9330
jwolfson@jakks.net